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                                                                     Exhibit 4.1


            THE SECURITIES REPRESENTED BY THIS
            CERTIFICATE HAVE NOT BEEN REGISTERED
            UNDER THE SECURITIES ACT OF 1933, AS
            AMENDED (THE "SECURITIES ACT"), OR
            APPLICABLE STATE SECURITIES LAWS. THE
            SECURITIES HAVE BEEN ACQUIRED FOR
            INVESTMENT AND MAY NOT BE OFFERED FOR
            SALE, SOLD, TRANSFERRED OR ASSIGNED
            UNLESS (1) THERE IS AN EFFECTIVE
            REGISTRATION STATEMENT UNDER SUCH ACT
            COVERING SUCH SECURITIES, OR (2) THE
            SALE IS MADE IN ACCORDANCE WITH RULE
            144 OR ANOTHER APPLICABLE EXEMPTION
            UNDER THE SECURITIES ACT.

WARRANT NO. W-[  ]                                888,788 SHARES OF COMMON STOCK

                               WARRANT CERTIFICATE

                                   ALLOY, INC.

            Alloy, Inc. (the "Issuer"), a Delaware corporation, for value received, hereby certifies that Fletcher International, Ltd., or registered assigns, is entitled to purchase from the Issuer EIGHT HUNDRED EIGHTY-EIGHT THOUSAND SEVEN HUNDRED EIGHTY-EIGHT (888,788) duly authorized, validly issued, fully paid and non-assessable shares (subject to the adjustments contained in this Warrant and in the Agreement between Fletcher International, Ltd. and the Issuer dated as of January 25, 2002 (the "Main Agreement")) of common stock, par value $0.01 per share (the "Common Stock") of the Issuer at the purchase price per share of TWENTY-ONE DOLLARS AND NINETY-FOUR CENTS ($21.94) (the "Stock Purchase Price") at any time or from time to time prior to 12:01 A.M., New York
City time, on [       ],(1) 2012 (or such later date as may be determined
pursuant to the terms hereof) (the "Termination Date"), all subject to the terms, conditions and adjustments set forth below in this Warrant.

            This Warrant was issued on [       ] pursuant to the Main Agreement,
is subject to the terms and conditions thereof and the holder of this Warrant (the "Holder") is subject to certain restrictions set forth in the Main Agreement and shall be entitled to certain rights and privileges set forth in the Main Agreement. This Warrant is the Warrant referred to as the "Warrant" in the Main Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Main Agreement. A copy of the Main Agreement may be obtained by the registered Holder hereof upon written request to the Issuer.

1.    Exercise of Warrant.


----------

(1)   10th anniversary of the warrant issuance date.
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      1.1 Manner of Exercise. This Warrant may be exercised by the Holder hereof, in whole or in part, at any time and from time to time, on any Business Day, by facsimile, mail or overnight courier delivery of a notice in substantially the form attached to this Warrant (or a reasonable facsimile thereof) duly executed by such Holder (a "Warrant Exercise Notice"). The closing of each exercise shall take place (i) on the second (2nd) Business Day following, and excluding, the date the Warrant Exercise Notice is delivered (the "Warrant Notice Date"), (ii) at the option of the Holder, such later date as the conditions set forth in Section 1.2 have been waived or satisfied or (iii) any other date upon which the exercising Holder and the Issuer mutually agree (each, a "Warrant Closing Date") unless the Holder shall have withdrawn the Warrant Exercise Notice prior to the closing of such exercise on such Warrant Closing Date by written notice to the Issuer regardless of whether such conditions have been waived or satisfied.

            (a) This Warrant may be exercised by the Holder hereof by paying cash to Issuer in the amount equal to the product of (i) the number of shares of Common Stock for which the Warrant is being exercised (without giving effect to any adjustment thereof) multiplied by (ii) the Stock Purchase Price.

            (b) In lieu of payment of the Stock Purchase Price in cash as set forth in Section 1(a), the Holder hereof may exercise this Warrant by specifying in the Warrant Exercise Notice that such Holder has elected to exercise this Warrant on a net exercise basis, in which case the number of shares of Common Stock that the Issuer shall issue shall be computed as of the Warrant Closing Date using the following formula:

                                  X = Y*(A-B)/A

                        Where:

                        X = the number of shares to be issued to the Holder hereof;

                        Y = the number of shares of Common Stock otherwise purchasable under this warrant pursuant to the Warrant Exercise Notice (as adjusted to the date of such calculation);

                        A = the Daily Market Price of one share of the Common Stock issuable at the date of such calculation;

                        B = the Warrant Price (as defined below) (as adjusted to the date of such calculation).

      1.2 Conditions to Closing. It shall be a condition of the exercising Holder's obligation to close on each Warrant Closing Date that each of the following are satisfied, unless waived by such Holder:

            (a) the Issuer shall represent and warrant that each of the following are true and correct as of such Warrant Closing Date:

                  (i) Issuer is validly existing in good standing under the laws of Delaware or the laws of another state of the United States.

                  (ii) The sale, issuance and delivery of the shares of Common
            Stock issuable on such Warrant Closing Date have been duly authorized by all requisite corporate action on the part of Issuer and no further consent or authorization of Issuer, its Board of Directors or its stockholders is required in connection with such issuance.

                  (iii) No consent, approval, authorization or order of any
            court, governmental agency or other body is required for sale, issuance and delivery of the shares of Common Stock issuable on such Warrant Closing Date.

                  (iv) None of the sale, issuance and delivery of the shares of
            Common Stock issuable on such Warrant Closing Date (A) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any person under (1) the certificates of incorporation or by-laws of Issuer or any of its subsidiaries, (2) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over Issuer or any of its subsidiaries or any of their respective properties or assets, (3) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which Issuer or any of its subsidiaries is a party, by which Issuer or any of its subsidiaries is bound, or to which any of the properties or assets of Issuer or any of its subsidiaries is subject, (4) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which Issuer or any of its subsidiaries is a party, or (5) any rule or regulation of the Nasdaq applicable to Issuer or the transactions contemplated hereby; or results in the creation or imposition of any lien, charge or encumbrance upon any of the shares of Common Stock issuable on such Warrant Closing Date or upon any of the properties or assets of Issuer or any of its subsidiaries.

                  (v) When issued to Holder against payment therefor, the shares of Common Stock issuable on such Warrant Closing Date:

                              (1) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

                              (2) will be free and clear of any security interests, liens, claims or other encumbrances attaching as a result of any action or inaction on the part of Issuer; and

                              (3) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of Issuer or any other person.

                  (vi) The offer and sale of the shares of Common Stock issuable on such Warrant Closing Date will, assuming the continued accuracy of Holder's representations and warranties contained in Section 5 of the Main Agreement and compliance by Holder with the applicable covenants and agreements contained in Section 9 of the Main Agreement, be made in accordance with an exemption from the registration requirements of the Securities Act and any applicable state law. Neither Issuer nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell shares of Common Stock to any person or persons so as to bring the sale of the shares of Common Stock issuable on such Warrant Closing Date by Issuer within the registration provisions of the Securities Act.

            (b) all shares of Common Stock to be issued upon such such Warrant Closing Date shall be (i) duly listed and admitted to trading on the Nasdaq NMS, New York Stock Exchange or the American Stock Exchange upon issuance, and (ii) registered with the SEC and freely tradable in accordance with Section 4 of the Main Agreement, subject to the provisions and exceptions contained in Section 4 of the Main Agreement;

            (c) such Holder shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Issuer dated such date and to the effect of subsections (a) and (b);

            (d) on such Warrant Closing Date, the Issuer shall have delivered to the Holder an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or such other counsel reasonably satisfactory to such Holder) reasonably satisfactory to such Holder, dated the date of delivery, confirming in substance the matters covered in Section 1.2(a) of this Warrant;

            (e) the issuance of Common Stock shall not cause the Issuer to exceed the Maximum Number (as defined in the Main Agreement); and

            (f) as of such Warrant Closing Date, the Company shall have delivered to the Holder all Restatement Notices required to be delivered following a Restatement, in accordance with the provisions of the Main Agreement, and no Restatement shall have occurred on or after the date on which the Warrant Exercise Notice is delivered and before the Warrant Closing Date.

The Issuer shall use its best efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date. If the condition set forth above in paragraph (b)(ii) of this Section 1.2 is not satisfied, (x) Holder shall be entitled to all remedies available at law or in equity in respect of the Issuer's failure to issue all of the Registered Common Stock required to be issued pursuant to this Section 1, and (y) the Issuer, upon the written demand, from time to time, of Holder, shall

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issue unregistered Common Stock for a portion or all of the shares of Common
Stock to be issued as set forth in such written demand and shall use its best efforts to cause such condition to be satisfied. In such cases, upon satisfaction of the condition set forth in the above paragraph (b)(ii), the Issuer shall deliver written notice to such Holder of such satisfaction. If such condition is not satisfied or waived prior to the second (2nd) Business Day following, and excluding, the date the Warrant Exercise Notice is delivered, then (x) the Holder may, at its sole option, and at any time, withdraw the Warrant Exercise Notice by written notice to the Issuer regardless of whether such condition has been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Warrant Exercise Notice and may submit a Warrant Exercise Notice on any future date with respect to the shares referenced in the original Warrant Exercise Notice; provided, however, that if Holder shall not have withdrawn a Warrant Exercise Notice by written notice delivered by the corresponding Warrant Closing Date, then the Issuer shall place in escrow by 5 p.m., New York City time, on such Warrant Closing Date an amount of cash equal to one hundred four percent (104%) of the product of (x) the number of shares of Registered Common Stock due under this Section 1 multiplied by (y) (A) the Daily Market Price calculated as of such Warrant Notice Date minus (B) the amount otherwise payable under Section 1.1(a). If such condition is not satisfied within sixty (60) calendar days after and including such Warrant Closing Date, the Issuer shall cause the escrow agent to deliver such cash to Holder in lieu of the Issuer 's obligations to issue stock upon such exercise of the Warrant; provided, however, that the Holder shall not be obligated to pay any consideration to exercise the Warrant in order to receive the cash payment specified immediately above; provided, further, however, that this Warrant shall be deemed exercised with respect to such number of shares of Registered Common Stock as was the subject of such Warrant Exercise Notice and due to be issued under this Section 1.

      1.3 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to 6:30 PM (time in effect in New York City on such date) on the Business Day on which the Warrant Exercise Notice is delivered as provided in Section 1.1, and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise as provided in
Section 1.4 shall be deemed to have become the Holder or Holders of record thereof; provided, however, that such exercise shall not be deemed effective if at or prior to 6:30 PM (time in effect in New York City on such date) on the Warrant Closing Date the Holder delivers written notice of withdrawal to the Issuer as set forth in Section 1.2.

      1.4 Delivery of Warrant and Payment. On the Warrant Closing Date, the registered Holder shall surrender this Warrant Certificate to the Issuer at the address set forth for notices to the Issuer in Section 17 of the Main Agreement and (a) shall deliver payment in cash, by wire transfer to the Issuer's account designated in Section 17 of the Main Agreement or such other account as Issuer may designate of immediately available funds or by certified or official bank check payable to the order of the Issuer, to the extent that the Warrant is exercised in accordance with Section 1.1(a) above or (b) if exercising this Warrant on a net exercise basis in accordance with Section 1.1(b) above, shall have so specified in the Warrant Exercise Notice delivered by such Holder and, in either such case, such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) determined as provided in Sections 2, 3 and 4 hereof.

      1.5 Delivery of Stock Certificates, etc. On a Warrant Closing Date, the Issuer at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the Holder hereof or as such Holder may direct,

            (a) via facsimile and at such address specified by the Holder via a reputable overnight courier, a delivery notice in the form of Exhibit 2 hereto and one or more certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Daily Market Price per share on the Business Day next preceding the date of such exercise, and

            (b) in case such exercise is in part only, at such address specified by the Holder via reputable overnight courier, a new Warrant of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Warrant minus the number of such shares designated by the Holder upon such exercise as provided in Section 1.1.

      1.6 Best Efforts. For so long as any of the Common Stock issuable to Holder pursuant to this Warrant has not been so issued, Issuer will use its best efforts to cause the representations and warranties contained in Section 1.2(a) to be and remain true and correct.

      1.7 Compliance with Nasdaq 20% Rule.

            (a) If the number of shares of Common Stock issued and issuable under this Warrant plus the number of shares of Common Stock issued under the Main Agreement on any date (each a "Trigger Date") would result in Holder receiving more than seventeen and one-half percent (17.5%) of the shares of Common Stock outstanding as of the date of the Main Agreement (the "Original Number") and Holder's receipt of twenty percent (20%) or more of the Original Number would require the approval (the "Required Consent") of the holders of Common Stock pursuant to the listing requirements or rules of Nasdaq, Issuer (A) will not issue Common Shares to the extent that the total number of shares of Common Stock issued under the Warrant and the Main Agreement would exceed nineteen and ninety-nine one-hundredths percent (19.99%) of the Original Number, (B) will either
      (i) notify Holder within five (5) Business Days of Issuer's election to make the payment specified in Section 1.7(b) or (ii) notify Issuer's stockholders of a stockholder meeting for the purpose of voting on the Required Consent within twenty (20) Business Days from and including the Trigger Date, which meeting will be held on or before the sixtieth (60th) calendar day after and including the Trigger Date, and will otherwise use its best efforts to obtain, on or before the one-hundred-twentieth (120th) calendar day after and including the Trigger Date, the Required Consent for the issuance of all Common Shares issued or issuable under the Main Agreement and upon exercise of the rights under this Warrant, including, but not limited to, recommending to Issuer's stockholders that such stockholders give the Required Consent and not withdrawing such recommendation. If the Required Consent has not

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      been obtained within such one hundred twenty (120)-day period, Issuer shall make the payment specified in Section 1.7(b).

            (b) If the Issuer notifies Holder of Issuer's election under Section 1.7(a)(B)(i) or fails to obtain the Required Consent prior to the expiration of the one hundred twenty (120)-day period described in Section 1.7(a)(B)(ii), Issuer shall pay to the Holder, in cash, on the Business Day immediately following such event, an amount equal to the price of a European option determined pursuant to the Black-Scholes formula as computed using the Bloomberg Professional Service for the number of shares of Common Stock issuable upon exercise of the portion of the Warrant which would (on such date) result in the issuance of a total number of shares of Common Stock issued under the Main Agreement and the Warrant exceeding nineteen and ninety-nine one-hundredths percent (19.99%) of the Original Number, using the variables specified in Section 3.1(B) (substituting "Business Day following such event" for "date such Change of Control was consummated" wherever it appears therein). The Holder shall not be obligated to pay any consideration (including, but not limited to, the Stock Purchase Price) in order to receive the consideration specified in this paragraph (b). Upon receipt by the Holder of the consideration specified in this paragraph (b), such portion of the Warrant shall be deemed to have been exercised.

2.    Adjustment of Common Stock Issuable Upon Exercise.

      2.1 General; Warrant Price. The number of shares of Common Stock which the Holder of this Warrant shall be entitled to receive upon each exercise hereof shall be determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of Section 2, 3 and 4) be issuable upon such exercise, as designated by the Holder hereof pursuant to Section 1.1, by a fraction of which (a) the numerator is the Stock Purchase Price and (b) the denominator is the Warrant Price in effect on the date of such exercise. The "Warrant Price" shall initially be the Stock Purchase Price and shall be adjusted and readjusted from time to time as provided in Sections 2, 3 and 4 hereof and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by Sections 2, 3 and 4 hereof.

      2.2 Adjustment of Warrant Price.

            (a) Issuance of Additional Shares of Common Stock. In case the Issuer at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2.3 or 2.4) without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to such issue or sale, then, and in each such case, subject to Section 2.8, such Warrant Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Warrant Price by a fraction;

                  (i) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale (on a fully-diluted basis calculated using the treasury method in accordance with


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            generally accepted accounting principles) plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Issuer for the total number of such Additional Shares of Common Stock so issued or sold would purchase at such Warrant Price, and

                  (ii) the denominator of which shall be the number of shares of
            Common Stock outstanding immediately after such issue or sale (on a fully-diluted basis calculated using the treasury method in accordance with generally accepted accounting principles),

            provided that, for the purposes of this Section 2.2(a) (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 2.3 or 2.4, such Additional Shares of Common Stock shall be deemed to be outstanding, and (y) treasury shares shall not be deemed to be outstanding.

            (b) Dividends and Distributions. In case the Issuer at any time or from time to time after the date hereof shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or Options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock, other than a dividend payable in Additional Shares of Common Stock, then, subject to Section 2.8, provision shall be made so that the Holder shall receive upon exercise hereof in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities, cash or other property which the Holder would have been entitled to receive had the Holder exercised this Warrant for such number of shares of Common Stock on the date of such dividend record date and had the Holder thereafter, during the period from the date of such dividend to and including the date of exercise, retained such securities, cash or other property receivable by the Holder as aforesaid during such period, giving application to all adjustments called for during such period under this Warrant.

      2.3 Treatment of Options and Convertible Securities. In case the Issuer at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of Holders of any class of securities entitled to receive, any Options or Convertible Securities (other than Options or Convertible Securities that constitute Excluded Securities), then, and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, in the case of Options or Convertible Securities with terms described in Section 2.3(b), the date of any change, increase or decrease described in Section 2.3(b)) (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Shares of

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Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2.5) of such shares would be less than the Warrant Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued

            (a) no further adjustment of the Warrant Price shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

            (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Issuer, or increase or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Warrant Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

            (c) upon the expiration (or purchase by the Issuer and cancellation or retirement) of any such Options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which (or purchase by the Issuer and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which) shall not have been exercised, the Warrant Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such purchase by the Issuer and cancellation or retirement, as the case may
      be), be recomputed as if:

                  (i) in the case of Options for Common Stock or Convertible
            Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Issuer for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Issuer upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Issuer upon such conversion or exchange, and

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                  (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the Issuer for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the Issuer for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Issuer (pursuant to Section 2.5) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

            (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing the Warrant Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

            (e) in the case of any such Options which expire by their terms not more than 30 days after the date of issue, sale, grant or assumption thereof, no adjustment of the Warrant Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subdivision (c) above.

      2.4 Treatment of Stock Dividends, Stock Splits, etc. In case the Issuer at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, Additional Shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of Holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

      2.5 Computation of Consideration.

      For the purposes of this Section 2:

            (a) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

                  (i) insofar as it consists of cash, be computed at the amount of cash received by the Issuer plus any expenses paid or incurred by the Issuer or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, but without adding or deducting any other payments or expenses,

                  (ii) insofar as it consists of property (including securities)
            other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Issuer, and

                  (iii) in case Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Issuer for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and
            (ii) above, allocable to such Additional Shares of Common Stock, all as determined in good faith by the Board of Directors of the Issuer;

            (b) Additional Shares of Common Stock deemed to have been issued pursuant to Section 2.3, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

                  (i) the total amount, if any, received and receivable by the
            Issuer as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Issuer upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subdivision (a), by

                  (ii) the maximum number of shares of Common Stock (as set
            forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities (including the full conversion or exchange of all Options and Convertible Securities underlying such Options and Convertible Securities); and

            (c) Additional Shares of Common Stock deemed to have been issued pursuant to Section 2.4, relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration.

      2.6 Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Warrant Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

      2.7 Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or Other Securities) of the Issuer (or any issuer of Other Securities or any other Person referred to in Section 3) or to subscription, purchase or other acquisition pursuant to any Options issued or granted by the Issuer (or any such other issuer or Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 2, the purchase rights granted by this Warrant, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 2 with respect to the Warrant Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the exercise of the Warrant, so as to protect the Holder or Holders of the Warrant against the effect of such dilution.

      2.8 Minimum Adjustment of Warrant Price If the amount of any adjustment of the Warrant Price required pursuant to this Section 2 would be less than one tenth (1/10) of one percent (1%) of the Warrant Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one tenth (1/10) of one percent (1%) of such Warrant Price.

3.    Consolidation, Merger, etc.

      3.1 Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc.

      (i) In case on or after the Main Agreement Date (a) the Company is party to any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, subsidiary or affiliate, (b) the Company is party to a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions,
(c) there is any other transaction or series of related transactions by the Company or relating to the Common Stock (including without limitation, any stock purchase or tender or exchange offer) in which the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) the Company is party to a capital reorganization or reclassification of the Common Stock or Other Securities (other than a reorganization or reclassification resulting in the issue of Additional Shares of Common Stock for which adjustment in the Warrant Price is provided in Section 2.2(a) or 2.2(b)), then, and in the case of each such transaction (each of which is referred to herein as "Change of Control"), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Holder, upon the exercise thereof, in whole or in part, at any time and from time to time after the consummation of such Change of Control, shall be entitled to receive (at the aggregate price payable by such Holder in effect at the time of such consummation for all Common Stock or Other Securities issuable upon such exercise immediately prior to such consummation (unless expressly exempted from payment by this

Section 3.1)), in lieu of the cash, Common Stock or Other Securities issuable upon such exercise prior to such consummation, the stock, and other securities, cash and property set forth in such of the following clauses (A) and (B) as such Holder shall elect (which election shall be made at least five (5) Business Days before such consummation) in whole or in part:

                        A. the stock and other securities, cash and property to
                  which such Holder would have been entitled upon such consummation if such Holder had exercised such Warrant immediately before the consummation of such Change of Control, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for in Section 2 and this Section 3; and/or

                        B. cash in an amount equal to the price of a European
                  option determined pursuant to the Black-Scholes formula as computed using the Bloomberg Professional Service for the number of shares of Common Stock (or Other Securities) issuable upon exercise of the portion of the Warrant for which this clause (B) is elected, using the following variables: (i) the "current price" shall be the closing price per share for the Common Stock (or Other Securities) as reported by the Bloomberg Professional Service for the primary exchange or quotation system on which such Common Stock (or Other Securities) traded on the Business Day immediately before the date such Change of Control was consummated; (ii) the "strike price" shall be the Warrant Price as of the Business Day immediately before the date such Change of Control was consummated; (iii) the "interest rate" shall be the yield to maturity for a U.S. Treasury security with a time to maturity equivalent to the time between the Business Day immediately before the date such Change of Control was consummated and the Termination Date; (iv) "volatility" shall be equal to the number (but in no event greater than seventy-five percent (75%)) reported by the Bloomberg Professional Service for the 260-Business-Day period as of the Business Day immediately before the date such Change of Control was consummated; (v) the "expiration date" shall be the Termination Date; (vi) "trading date" shall be the Business Day immediately before the date such Change of Control was consummated; and (vii) "dividend yield" shall be zero percent (0%). The Holder shall not be obligated to pay any consideration (including, but not limited to, the Stock Purchase Price) in order to receive the consideration specified in this clause (B).

            (ii) The foregoing notwithstanding, if the Acquiring Person, its Parent or the Company, as the case may be, shall combine, subdivide or reclassify its Capital Stock, or shall declare any dividend payable in shares of its Capital Stock, or shall take any other action of a similar nature affecting such shares, the stock and other securities, cash and property in clause (A) and the cash deliverable in clause (B) shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during any of the measurement periods set forth in such clauses.

      3.2 Assumption of Obligations. Notwithstanding anything contained in the Warrant or in the Main Agreement to the contrary, the Issuer will not effect a Change of Control unless, prior to the consummation thereof, each Person (other than the Issuer) which may be required to deliver any stock, securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of this Warrant, (a) the obligations of the Issuer under this Warrant (and if the Issuer shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Issuer from, any continuing obligations of the Issuer under this Warrant), and (b) the obligation to deliver to such Holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 3, such Holder may be entitled to receive, and such Person shall have similarly delivered to such Holder an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to such Holder, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 3) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto. Nothing in this Section 3 shall be deemed to authorize the Issuer to enter into any transaction not otherwise permitted by Section 8 of the Main Agreement.

4.    Other Dilutive Events, Restatements.

            (a) In case any event shall occur as to which the provisions of Sections 2 and 3 are not strictly applicable (including, without limitation, the repurchase by the Issuer of Options or Convertible Securities) but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of such Sections, then, in each such case, the Issuer shall notify the Holder of such event and, upon demand by the Holder, the Issuer shall appoint an investment bank of recognized national standing, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 2 and 3, necessary to preserve the value of the purchase rights represented by this Warrant. Such opinion shall include the basis for the calculations and conclusions contained therein in reasonable detail. Upon receipt of such opinion, the Issuer will promptly deliver a copy thereof via facsimile and overnight courier to the Holder or Holders of this Warrant and shall make the adjustments described therein. Upon written request by Holder, Issuer shall provide Holder with reasonable access to such information as may be necessary to evaluate the calculations and conclusions contained in such opinion. Within twenty (20) Business Days of receiving all such information Holder may dispute the conclusions of such opinion by providing a written notice of dispute to Issuer, which notice shall include the basis for the calculations and conclusions contained therein in reasonable detail. If Issuer and Holder are unable to agree to the appropriate calculation of such adjustment within ten (10) Business Days of such notice from Holder, then an independent nationally-recognized investment bank selected by Holder and reasonably acceptable to Issuer shall be appointed to resolve the dispute, and such investment bank's decision shall be final and binding upon the Issuer and the Holder. The costs of such independent investment bank shall be shared equally by Issuer and Holder.

            (b) Restatements.

                  (i) If a Restatement occurs on or before the date that is
            sixty days following the effective date of the first Registration Statement filed pursuant to the provisions of Section 4(a) of the Main Agreement to be declared effective (provided that if the Registration Statement is not available for all Common Shares during such sixty-day period or if there should occur a "market stand-off" during such sixty-day period, then such period shall be extended by one Business Day for each Business Day that the Registration Statement is not so available or Holder is subject to such "market stand-off"), then on the date that Investor delivers a written notice to Alloy electing one of the time periods specified in clause
            (aa) or (bb) below, the Warrant Price shall be adjusted by multiplying the Warrant Price then in effect by the quotient of (x) the lesser of (1) the Average Price of Common Stock calculated as of, or (2) the average of the Daily Prices for the five Business Days ending on and including, either of the following dates, in the sole discretion of the Holder: (aa) the date forty Business Days after and excluding the related Restatement Date and (bb) the date forty Business Days after and excluding any date on which Issuer files restated financial statements with the SEC with respect to such Restatement divided by (y) the Stock Purchase Price. Provided, that in no event shall any such adjustment cause an increase in the Warrant Price, and provided, that in no event shall any such adjustment cause the the additional number of shares of Common Stock issuable hereunder as a result of such adjustment to exceed eight hundred eighty-eight thousand seven hundred eighty-eight (888,788), as adjusted for stock splits, stock dividends and the like.

                  (ii) If a Restatement occurs after the date that is sixty days following the effective date of the first Registration Statement filed pursuant to the provisions of Section 4(a) of the Main Agreement to be declared effective (provided that if the Registration Statement is not available for all Common Shares during such sixty-day period or if there should occur a "market stand-off" during such sixty-day period, then such period shall be extended by one Business Day for each Business Day that the Registration Statement is not so available or Holder is subject to such "market stand-off") and before the second anniversary of the date of the Main Agreement, then on the date that Investor delivers a written notice to Alloy electing one of the time periods specified in clause
            (aa) or (bb) below, the Warrant Price shall be adjusted by multiplying the Warrant Price then in effect by the quotient of (x) the lesser of (xx) the Average Price of Common Stock calculated as of, or (yy) the average of the Daily Prices for the five Business Days ending on and including, either of the following dates, in the sole discretion of the Holder: (aa) the date forty Business Days after and excluding the related Restatement Date and (bb) the date forty Business Days after and excluding any date on which Issuer files restated financial statements with the SEC with respect to such

            Restatement divided by (y) the Average Price calculated as of ten Business Days before and excluding the Restatement Date. Provided, that in no event shall any such adjustment cause an increase in the Warrant Price, and provided, that in no event shall any such adjustment cause the Warrant Price to decrease in excess of fifty percent (50%) of the Warrant Price immediately prior to such adjustment.

                  (iii) Issuer shall deliver to Holder a written notice within five (5) Business Days of each Restatement, (i) stating the date on which a Restatement has occurred and (ii) including the documents in which the Restatement was publicly disclosed. Only one adjustment of the Warrant Price shall be made pursuant to clause (i) or (ii) above with respect to any announcement of an intention to restate and the subsequent related filing of restated financial statements shall be permitted, so long as the content of such announcement and of such subsequent related filing shall not materially differ.

5. No Impairment.The Issuer will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Issuer (a) will not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Issuer may validly and legally issue fully paid and nonassessable shares of stock on the exercise of the Warrants from time to time outstanding, and (c) will not take any action which results in any adjustment of the Warrant Price if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the Issuer's certificate of incorporation and available for the purpose of issue upon such exercise.

6. Accountants' Report as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the exercise of this Warrant, the Issuer at its expense will promptly compute such adjustment or readjustment in accordance with the terms of this Warrant and cause independent certified public accountants of recognized national standing (which may be the regular auditors of the Issuer) selected by the Issuer to verify such computation (other than any computation of the fair value of property as determined in good faith by the Board of Directors of the Issuer) and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including but not limited to a statement of (a) the consideration received or to be received by the Issuer for any Additional Shares of Common Stock issued or sold or deemed to have been issued, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Warrant Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by Section 2, 3 or 4) on account thereof. The Issuer will forthwith mail a copy of each such report to each Holder of a Warrant and will, upon the written request at any time of any Holder of a Warrant, furnish to such Holder a copy of the most recent report setting forth the Warrant Price in effect as of the date such report is delivered and showing in reasonable detail how it was calculated. The Issuer will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any Holder of a Warrant or any prospective purchaser of a Warrant designated by the Holder thereof.

7.    Notices of Corporate Action.

      In the event of :

            (a) any taking by the Issuer of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a regular periodic dividend payable in cash out of earned surplus in an amount not exceeding the amount of the immediately preceding cash dividend for such period) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

            (b) any capital reorganization of the Issuer, any reclassification or recapitalization of the capital stock of the Issuer or any consolidation or merger involving the Issuer and any other Person or any transfer of all or substantially all the assets of the Issuer to any other Person, or

            (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Issuer,

the Issuer will mail to the Holder a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be delivered to Holder at least 10 Business Days prior to the date therein specified, but in no event later than the date notice is delivered to any holder of Common Stock.

8. Reservation of Shares. For so long as the Warrant represented hereby has not been exercised in full, the Issuer shall at all times prior to the Termination Date reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, the number of shares required to permit the full exercise of this Warrant (assuming it were exercised in the manner provided for in Section 1.1(a) hereof). In the event the number of Common Shares (or other securities) issuable hereunder exceeds the authorized number of shares of Common Stock (or other securities), the Issuer shall promptly take all actions necessary to increase the authorized number, including causing its Board of Directors to call a special meeting of stockholders, recommend such increase and not withdraw such recommendation.

9.    Transfer and Assignment.

      9.1 By accepting delivery of this Warrant Certificate, the registered Holder hereof covenants and agrees with the Issuer not to exercise the Warrant or transfer the Warrant or the Common Shares represented hereby except in compliance with the terms of the Main Agreement and this Warrant Certificate.

      9.2 By accepting delivery of this Warrant Certificate, the registered Holder hereof covenants and agrees with the Issuer that no Warrant may be sold or assigned, in whole or in part, unless such sale or assignment complies with applicable federal and state securities laws and until such Holder shall deliver to the Issuer (i) written notice of such transfer and of the name and address of the transferee and such notice has been received by the Issuer; (ii) a written agreement of the transferee to comply with the terms of this Warrant Certificate and, solely insofar as it relates to this Warrant, the Main Agreement; and (iii) a certificate of the transferee that such transfer complies with applicable federal and state securities laws; provided, however that, subject to the foregoing, nothing in this Warrant Certificate shall limit the right or ability of the Holder to engage in transactions with respect to the Warrant or the underlying Common Shares except as provided in the Main Agreement. If a portion of the Warrant is transferred, all rights of the registered Holder hereunder may be exercised by the transferee provided that any registered Holder of the Warrant may deliver a Warrant Exercise Notice only with respect to the Common Shares subject to such Holder's portion of the Warrant.

      9.3 The Issuer will pay all documentary stamp taxes (if any) attributable to the issuance of Common Shares upon the exercise of the Warrant by the registered Holder hereof; provided, however, that the Issuer shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of the Warrant Certificate or any certificates for Common Shares in a name other than that of the registered Holder of the Warrant Certificate surrendered upon the exercise of a Warrant, and the Issuer shall not be required to issue or deliver the Warrant Certificate or certificates for Common Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

10. Lost or Stolen Warrant. In case this Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Issuer may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Issuer of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, reasonably satisfactory to the Issuer. Applicants for a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Issuer may prescribe.

11. Warrant Agent. The Issuer (and any corporation into which the Issuer is merged or any corporation resulting from any consolidation to which the Issuer is a party) shall serve as warrant agent (the "Warrant Agent") under this Warrant. The Warrant Agent hereunder shall at all times maintain a register (the "Warrant Register") of the Holders of this Warrant. Upon 30 days' notice to the registered Holder hereof, the Issuer may appoint a new Warrant Agent. Such new Warrant Agent shall be American Stock Transfer & Trust Company or a corporation doing business and in good standing under the laws of the United States or any state thereof, and having a combined capital and surplus of not less than $100,000,000. The combined capital and surplus of any such new Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published by such Warrant Agent prior to its appointment; provided that such reports are published at least annually pursuant to law or to the requirements of a federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Warrant Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Issuer and shall be legally and validly executed and delivered by the Issuer. Any corporation into which any new Warrant Agent may be merged or any corporation resulting from any consolidation to which any new Warrant Agent shall be a party or any corporation to which any new Warrant Agent transfers substantially all of its corporate trust or shareholders services business shall be a successor Warrant Agent under this Warrant without any further act; provided that such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of this Section 11 or (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be delivered via reputable overnight courier to the registered Holder hereof at such Holder's last address as shown on the Warrant Register.

12. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

      12.1 "Acquiring Person" means, in connection with any Change of Control:,
(i) the continuing or surviving corporation of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property,
(iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected or, (v) in the case of a capital reorganization or reclassification described in clause (d) of the definition of Change of Control, the Company.

      12.2 "Additional Shares of Common Stock" means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Section 2.3 or 2.4, deemed to be issued) by the Issuer after the date hereof, whether or not subsequently reacquired or retired by the Issuer, other than shares issued upon the exercise of the Warrants; provided, however, that this term shall not include Excluded Securities.

      12.3 "Common Stock" as defined in the introduction to this Warrant, such term to include any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the Issuer the Holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference to Common Stock shares.

      12.4 "Convertible Securities" means any evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

      12.5 "Daily Market Price" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person or its Parent under Section 3, the common stock of such Acquiring Person or such Parent), equal to (i) the daily volume-weighted average price on the Nasdaq (or, in the case of an Acquiring Person or its Parent, on the national securities exchange on which such entity's common stock is admitted for trading) or, if no such sale takes place on such date, the average of the closing bid and asked prices on the Nasdaq thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as the Holder and the Company may agree), or (ii) if such Common Stock or common stock of an Acquiring Person or its Parent is not then listed or admitted to trading on the Nasdaq, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last calendar day of any month ending within sixty (60) calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by the Company and reasonably acceptable to the Holder (whose fees and expenses shall be borne by Company), subject to adjustment for stock splits, recombinations, stock dividends and the like.

      12.6 "Excluded Securities" means each of the following:

            (a) Common Stock, Options or Convertible Securities issued in connection with the acquisition of a bona fide operating company or assets for use in Issuer's business or any business that Issuer proposes to engage in following such acquisition, whether through purchase, merger, consolidation, tender offer or otherwise, provided that the primary purpose of Issuer entering into any such transaction will not be to raise capital, directly or indirectly, or otherwise to avoid the anti-dilution provisions of this Warrant;

            (b) Common Stock issued or issuable pursuant to any stock split, dividend or distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock without payment of any consideration by such holder;

            (c) Common Stock, Options or Convertible Securities issued or issuable to employees, consultants or directors of Issuer directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements related to compensation for services in effect on the date of the Main Agreement, or similar plans or arrangements approved by Issuer's Board of Directors after the date of the Main Agreement, in each case in the ordinary course of business; provided, that "ordinary course of business" for these purposes shall include stock option or warrant grants to officers and employees previously employed by the seller or its affiliates in an acquisition described in clause (a) above;

            (d) Common Stock issued or issuable upon the exercise of any options or warrants to purchase Common Stock outstanding on the date of the Main Agreement or upon conversion of any securities convertible into Common Stock outstanding on the date of the Main Agreement, in each case in accordance with the terms of such options, warrants or securities in effect on the date of the Main Agreement;

            (e) Common Stock, Options or Convertible Securities issued or issuable to any bank or equipment lessor in a transaction primarily for non-equity financing purposes (which transaction, by way of example and without limitation, shall not include notes convertible or exchangeable for Common Stock or other equity securities of Issuer), provided, that the Daily Market Price (determined as of the closing date of such transaction) of Common Stock multiplied by the number of shares of Common Stock issuable in connection with such transaction or series of related transactions (or upon exercise of Options or conversion of Convertible Securities issuable in connection with such transaction or series of related transactions) shall not exceed ten percent (10%) of the total amount of debt financing provided by such bank or equipment lessor in such transaction or series of related transactions;

            (f) Common Stock, Options or Convertible Securities issued or issuable to strategic partners in transactions primarily for the purposes of establishing (1) strategic alliances in the media, advertising, direct marketing, entertainment, leisure, retail or wholesale distribution industries or (2) contractual relationships with persons who will assist in the marketing and promoting of Issuer and its subsidiaries and their respective products and services (and not primarily for financing purposes);

            (g) Common Stock, Options or Convertible Securities issued or issuable in connection with the implementation of a "poison pill" or similar anti-takeover mechanism; and

            (h) Common Stock issued or issuable upon exercise of this Warrant.

      12.7 "Issuer" as defined in the introduction to this Warrant, means Alloy, Inc. and any corporation which shall succeed to or assume the obligations of Alloy, Inc.

      12.8 "Options" means any rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

      12.9 "Other Securities" means any stock (other than Common Stock) and other securities of the Issuer or any other Person (corporate or otherwise) which the Holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of the

Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

      12.10 "Parent" as to any Acquiring Person, means any corporation which (a) controls the Acquiring Person directly or indirectly through one or more intermediaries, (b) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent's Annual Report on Form 10-K (if Parent is required to file such a report) or would be required to so include the Acquiring Person in such Parent's consolidated financial statements if they were prepared in accordance with U.S. GAAP and (c) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

      12.11 "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

      12.12 "Registered Common Stock" means Common Stock that has been registered under the Securities Act and is freely tradable.

      12.13 "Termination Date" means the date set forth in the first paragraph hereof, provided that the Termination Date shall be extended by one day for each day over sixty (60) in the aggregate (counting all such instances, regardless of the length of each such instance) that the Registration Requirement (as defined in the Main Agreement) is not satisfied.

13. Remedies. The Issuer stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

14. No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof any rights as a stockholder of the Issuer or as imposing any obligation on such Holder to purchase any securities or as imposing any liabilities on such Holder as a stockholder of the Issuer, whether such obligation or liabilities are asserted by the Issuer or by creditors of the Issuer.

15. Notices. All notices and other communications under this Warrant shall be in writing and shall be delivered by a nationally recognized overnight courier, postage prepaid, addressed (a) if to Holder or the Issuer, in the manner provided in the Main Agreement, or (b) if to any other Holder of any Warrant, at the registered address of such Holder as set forth in the register kept at the principal office of the Issuer, provided that the exercise of any Warrant shall be effective in the manner provided in Section 1.

16. Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

17. Descriptive Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

18. GOVERNING LAW. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

19. Judicial Proceedings; Waiver of Jury. Any judicial proceeding brought against the Issuer with respect to this Warrant may be brought in any court of competent jurisdiction in the State of New York or of the United States of America for the Southern District of New York and, by execution and delivery of this Warrant, each of the Issuer and Holder (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant, subject to any rights of appeal, and
(b) irrevocably waives any objection the Issuer or Holder may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Each of the Issuer and Holder hereby waives personal service of process and consents, that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of
Section 15, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail or, if earlier, when delivered. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring proceedings against the other party in the courts of any other jurisdiction. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS WARRANT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

    This Warrant Certificate shall not be valid unless signed by the Issuer.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, Alloy, Inc. has caused this Warrant Certificate to be signed by its duly authorized officer.

Dated: January __, 2002                ALLOY, INC.


                                       By: /s/ Samuel A. Gradess
                                          --------------------------------------
                                       Name: Samuel A. Gradess
                                       Title: Chief Financial Officer

                                                                       EXHIBIT 1


                        [FORM OF WARRANT EXERCISE NOTICE]

                  (To Be Executed Upon Exercise Of the Warrant)


                                     [DATE]


Alloy, Inc.
151 West 26th Street
New York, NY 10001
Attention:  Chief Financial Officer

               Re:    Warrant No. W-[  ]

Ladies and Gentlemen:

      The undersigned is the registered Holder of the above-referenced warrant (the "Warrant") issued by Alloy, Inc. (the "Issuer"), evidenced by copy of the Warrant Certificate attached hereto, and hereby elects to exercise the Warrant to purchase [___________](2) Common Shares (as defined in such Warrant Certificate) [cash exercise: and shall deliver on the Warrant Closing Date via wire transfer of immediately available funds or by certified or official bank check] [cashless exercise: and, pursuant to Section 1.1(b) of the Warrant Certificate shall be deemed to have tendered] $ by wire transfer or by certified or official bank check to the order of Alloy, Inc. as payment for such Common Shares in accordance with the terms of such Warrant Certificate.

      In accordance with the terms of the attached Warrant Certificate, the undersigned requests that certificates for such shares be registered in the name of and delivered to the undersigned at the following address:

                        [Ms. Ele Stathatos
                        c/o Lehman Brothers Inc.
                        101 Hudson Street
                        Jersey City, NJ 07302
                        Telephone:  (201) 524-5628]

      The undersigned will deliver the original of the Warrant Certificate no later than the second Business Day after and excluding the date of this notice.


----------

(2) Insert here the number of shares called for on the face of this Warrant (or, in the case of a partial exercise, the portion thereof as to which this Warrant is being exercised), in either case without making any adjustment for Additional Shares of Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of this Warrant, may be delivered upon exercise. In the case of partial exercise, a new Warrant or Warrants will be issued and delivered, representing the unexercised portion of the Warrant, to the Holder surrendering the Warrant.

      [If the number of Common Shares to be delivered is less than the total number of Common Shares deliverable under the Warrant, insert the following -- The undersigned requests that a new warrant certificate substantially identical to the attached Warrant Certificate be issued to the undersigned evidencing the right to purchase the number of Common Shares equal to (x) the total number of Common Shares deliverable under the Warrant less (y) [_____________](3).]

                                       [FLETCHER INTERNATIONAL, LTD., by its
                                       duly authorized investment advisor,
                                       FLETCHER ASSET MANAGEMENT, INC.]


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:



                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:


ACKNOWLEDGED:

ALLOY, INC.


By:
   ------------------------------
Name:
Title:


----------

(3) Insert here the number of shares identified in the footnote immediately preceding this one.

                                                                       EXHIBIT 2


                   [FORM OF WARRANT EXERCISE DELIVERY NOTICE]


                                     [Date]



Fletcher International, Ltd.
c/o Fletcher Asset Management, Inc.
22 East 67th Street
New York, NY  10021
Attention: [Peter Zayfert]
Telephone: (212) 284-4800
Facsimile: (212) 284-4801

Ladies and Gentlemen:

      Reference is made to the Agreement (the "Main Agreement") dated as of January 25, 2002 by and between Alloy, Inc. ("Alloy") and Fletcher International, Ltd. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Main Agreement.

      This notice confirms that the Warrant has been exercised by the Holder with respect to ______________ shares of Common Stock at a Warrant Price (as defined in the Warrant Certificate) of $_____________. Attached are copies of the front and back of the _________ original stock certificates, each representing ___________ shares of Common Stock, together with a copy of the overnight courier air bill which will be used to ship such stock certificates. Also attached is a reissued warrant certificate, as provided in Section 1.5 of the Warrant Certificate. We will send the original stock certificates by overnight courier to the following address:

                        [TO COME]

                        with a copy to:

                        Fletcher International, Ltd.
                        c/o Fletcher Asset Management, Inc.
                        22 East 67th Street
                        New York, NY  10021-5805
                        Attention: Peter Zayfert

                                       ALLOY, INC.



                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

Exhibit 1: Form of Warrant Exercise Notice......................................

Exhibit 2: Form of Warrant Exercise Delivery Notice.............................

                                   ALLOY, INC.



                               WARRANT CERTIFICATE



                          DATED AS OF JANUARY [ ], 2002